As filed with the Securities and Exchange Commission on June 27, 2012

Registration No. 333-171137

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAESARS ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	62-1411755
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive

Las Vegas, NV 89109

(702) 407-6000

(Address, Including Zip Code, of Principal Executive Offices)

Caesars Entertainment Corporation Management Equity Incentive Plan

(formerly known as Harrah’s Entertainment, Inc. Management Equity Incentive Plan)

(Full Title of the Plan)

Michael D. Cohen, Esq.

Senior Vice President, Deputy General Counsel and Corporate Secretary

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, NV

(702) 407-6000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Monica K. Thurmond, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

EXPLANATORY NOTE

Caesars Entertainment Corporation, a Delaware corporation (formerly known as Harrah’s Entertainment, Inc., the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 13, 2010 (Commission File No. 333-171137 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock (the “Common Stock”), thereby registered for offer or sale pursuant to the Caesars Entertainment Corporation Management Equity Incentive Plan (formerly known as the Harrah’s Entertainment, Inc. Management Equity Incentive Plan) (the “Plan”). A total of 4,566,919 shares of Common Stock were initially registered for issuance under the Registration Statement.

On June 27, 2012, the Registrant filed a Registration Statement on Form S-8 to register shares of Common Stock underlying options granted under the Plan. The purpose of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is to deregister 4,566,919 shares of Common Stock that have been or may be sold pursuant to the Plan (the “Previously Registered Shares”). The Previously Registered Shares are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on June 27, 2012.

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Gary W. Loveman
Gary W. Loveman
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Diane E. Wilfong, Timothy R. Donovan and Michael D. Cohen, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity

* Gary W. Loveman	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	June 27, 2012

* Diane E. Wilfong	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer and Principal Financial Officer)	June 27, 2012

/s/ Jeffrey Benjamin Jeffrey Benjamin	Director	June 27, 2012

* David Bonderman	Director	June 27, 2012

* Kelvin Davis	Director	June 27, 2012

Jeffrey T. Housenbold	Director	June 27, 2012

* Karl Peterson	Director	June 27, 2012

* Eric Press	Director	June 27, 2012

* Marc Rowan	Director	June 27, 2012

* David Sambur	Director	June 27, 2012

/s/ Lynn C. Swann Lynn C. Swann	Director	June 27, 2012

/s/ Jinlong Wang Jinlong Wang	Director	June 27, 2012

* Christopher J. Williams	Director	June 27, 2012

*By:	/s/ Michael D. Cohen
Michael D. Cohen Attorney-in-Fact